SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported): December 11, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado              0-17267             84-1095959
(State or other         (Commission         (I.R.S. Employer
jurisdiction            File Number)        Identification No.)
of incorporation)

   999 18th Street, Suite 1700, Denver, Colorado        80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

    On December 11, 1998, the Board of Directors of Mallon Resources Corporation (the "Company") and the Compensation Committee of the Board reduced the exercise price of substantially all outstanding options and warrants to purchase shares of the Company's common stock to $6.875, per share, the closing price for the stock on December 11, as reported by Nasdaq. The re-pricings were implemented because depressed oil and gas prices and general turmoil in the financial markets have combined to drive down the market price for the Company's common stock, despite the Company's continued operating success. The Board believes the re-pricings will provide renewed incentives to the holders of the effected options and warrants to work toward the Company's success.

    The re-pricings covered (a) certain options, the previous exercise price of which was $7.50 per share; (b) certain options, the previous exercise price of which was $8.375 per share; and (c) certain warrants, the previous exercise price of which was $7.80 per share. The following chart shows the number of re-priced options and warrants held by the Company's executive officers and directors, and by all holders, collectively:

                             $7.50         $8.375       $7.80
Name                         Options       Options      Warrants
----------------------------------------------------------------
                                           <C<
George O. Mallon, Jr.        68,548        142,000        6,666
Kevin M. Fitzgerald          48,745        127,500        6,666
Roy K. Ross                  35,036         78,000        6,666
Roger R. Mitchell             9,000         12,000            0
Frank Douglass                9,000         10,000        6,670
Francis J. Reinhardt, Jr.     9,000          8,000        6,666
Peter H. Blum                 9,000              0       84,666
Total, all holders          230,629        478,850      160,000

                             Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Mallon Resources Corporation


December 18, 1998            ___/s/ Roy K. Ross___________________
                              Roy K. Ross, Executive Vice President